Exhibit 10.34

EXHIBIT G: PLEDGOR ROYALTY AGREEMENT

This Royalty Participation Agreement (the “Pledgor Royalty Agreement”) is made and effective as of the day set forth on the signature page hereto by and between NutraLife BioSciences, Inc., a Florida corporation (“NutraLife”), PhytoChem Technologies, Inc. (“PhytoChem”), a Florida corporation (NutraLife and PhytoChem are collectively referred to herein as the “Company”), and Brenda Hamilton, an individual (“Pledgor). The Company and the Pledgor are referred to herein collectively as the “Parties”, or individually as a “Party”.

RECITALS

WHEREAS, Company sold a Secured Convertible Promissory Note (the “Note”) to Kahn Family Limited PT I (“Purchaser”) in a principal aggregate amount of $1,000,000 (the “Principal Amount”) pursuant to that certain Investment Agreement (“Investment Agreement”), and entered into a Security agreement (the “Security Agreement”) of even date herewith which is attached as Exhibit C to the Investment Agreement;

WHEREAS, the first four of the Ennea Processors that the Company commercializes and/or monetizes pursuant to the Morgan Agreement shall serve as collateral (“Collateral Processors”) for the Principal Amount pursuant to the terms of the Security Agreement and Note attached to the Investment Agreement as Exhibit B;

WHEREAS, in addition to the collateral and consideration provided by the Company, the Purchaser requested additional collateral (the “Additional Collateral”) in the form of real property as a condition precedent to providing the Principal Amount of the Note to the Company;

WHEREAS, the Company plans to use the Note proceeds to commercialize and monetize a phytoextractor (the “Ennea Processor”) that uses certain technologies to separate and/or process the components of hemp to remove and/or modify, purify, dilute and extract bioactive ingredients and/or remove unwanted substances to produce finished products for a variety of applications pursuant to an agreement by and between the Company and Owen J. Morgan(“Morgan”) dated February 4, 2019 (the “Morgan Agreement”).

WHEREAS, the Pledgor agreed to provide a mortgage lien covering certain real property (the “Real Property”) as set forth in the mortgage (the “Mortgage”) and Pledge Agreement (“Pledge Agreement”) of even date herewith as the Additional Collateral. In exchange for providing the Additional Collateral, the Company desires to pay to the Pledgor the consideration set forth in the Pledge Agreement which includes a royalty (the “Royalty” or (the “Royalty Payments”) of eight and one half percent (“8.5%”) of Net Sales (as defined herein) derived from the Collateral Processors so long as the Principal Amount is outstanding and five percent (5%) thereafter on the first two (2) machines monetized and/or commercialized pursuant to the Owen Agreement; and

WHEREAS, Pledgor and the Company wish to define the terms and conditions of the Royalty Payments to Pledgor by entering into this Pledgor Royalty Agreement.

THEREFORE, in consideration of the mutual considerations herein, the receipt of which is mutually acknowledged, the parties hereto agree as follows:

ARTICLE 1. RECITALS.

ARTICLE 1.1 The above recitals are true and correct and made a part hereof.

ARTICLE 2. DEFINITIONS.

ARTICLE 2.1 ARTICLE 2.1 The Investment Agreement, Note, Purchaser Royalty Agreement, Security Agreement, and the Mortgage are referred to as the “Ancillary Agreements”. This Pledgor Royalty Agreement and the Ancillary Agreements shall be referred to collectively as the “Transaction Documents”.

ARTICLE 3. PLEDGE.

ARTICLE 3.1 Pledgor has agreed to provide the Additional Collateral for the Note as set forth in the Pledge Agreement.

ARTICLE 4. SOURCE, AMOUNT, AND TIMING OF ROYALTY PAYMENTS.

ARTICLE 4.1 Commencing upon the fiscal quarter in which revenue is derived directly or indirectly from any of the Collateral Processors, the Company shall pay to the Pledgor non-refundable Royalty Payments consisting of eight and one half percent (8.5%) of all “Net Revenue” received by the Company as a result of the commercialization and/or monetization of the Collateral Processors until such time as the Principal Amount has been paid. At such time as the Principal Amount has been paid to the Purchaser, Pledgor shall receive non-refundable Royalty Payments consisting of five percent (5%) of “Net Revenue” received by the Company as a result of the commercialization and/or monetization of the first two Ennea Processors resulting from the Morgan Agreement.

For the purposes of this Pledgor Royalty Agreement, “Net Revenue” shall mean the total Gross Receipts less direct and indirect expenses. Gross Receipts shall mean revenue from tolling fees and processing fees, product sales, extraction services, licenses, development, commercialization and/or other commercialization and monetization of the Collateral Processors including the disposition, sale or rental of the Collateral Processors.

ARTICLE 4.2 For the avoidance of doubt, Net Revenue shall be calculated in accordance with GAAP. The Company hereby agrees to use its commercial best efforts to maximize its Gross Revenue during the term of this Pledgor Royalty Agreement and in the event it commercializes any other phytoextractors similar to the Collateral Processors , it will not commercialize or monetize such other equipment until the maximum capacity of the Collateral Processors has been reached. “Gross Revenues” shall also include all settlement amounts, payment, and damages received by Company which result from litigation or disputes related to or arising from the sale, license, development, commercialization and/or other monetization of the Collateral Processors.

ARTICLE 4.3 The Royalty Payments shall be paid by the Company to the Pledgor within fifteen (15) days after the end of the quarter in which the Company receives payment for any Net Revenue from the Collateral Processors.

ARTICLE 5. INFORMATION REQUIRED TO BE SUPPLIED WITH EACH PAYMENT.

ARTICLE 5.1 With each Royalty Payment, the Company shall supply to the Pledgor a detailed and reasonably satisfactory accounting and reconciliation of how the Royalty Payment was calculated. The Company agrees to have an officer certify each reconciliation and provide a reconciliation each calendar month during the term of this Pledgor Royalty Agreement regardless of whether any Royalty Payment is due.

ARTICLE 6. TERM.

ARTICLE 6.1 This Pledgor Royalty Agreement shall continue for a period of ten (10) years.

ARTICLE 7. NO SALE OR ASSIGNMENT.

ARTICLE 9.1 During the term of this Pledgor Royalty Agreement, the Company may not (i) sell (other than ordinary course sales to customers), assign, or otherwise transfer or encumber the Collateral Processors, (ii) assign or otherwise transfer or encumber this Pledgor Royalty Agreement, or (iii) create an obligation whereby the Company is required to pay all or a portion of the revenue derived from the Collateral Processors to any party in priority to the Pledgor without first obtaining the prior written consent of the Pledgor.

ARTICLE 8. EXTRAORDINARY EVENT.

ARTICLE 8.1 The Company agrees not to enter into a merger, recapitalization, sale or change of control of the Company or sale transaction involving all or substantially all of the Company’s equity or assets unless the acquiring or successor entity agrees in writing to recognize the Pledgor’s rights under this Pledgor Royalty Agreement.

ARTICLE 9. NOTICES.

ARTICLE 9.1 Any notice required or permitted by this Pledgor Royalty Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth on the signature page hereto or as subsequently modified by written notice.

ARTICLE 10. APPLICABLE LAW, VENUE, JURISDICTION.

ARTICLE 10.1 GOVERNING LAW AND JURISDICTION. This Pledgor Royalty Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflict law applicable to contracts made and to be performed with such state. Each of the parties hereto accepts for itself to the jurisdiction of Palm Beach County Florida and irrevocably consents to such jurisdiction in any proceedings, and waives any objection to venue laid therein. Any controversy or claim arising out of or relating of this Pledgor Royalty Agreement shall be settled by binding arbitration administered by the American Arbitration Association and judgment on the award entered in any court having jurisdiction. The arbitration proceedings shall be conducted before a panel of three neutral arbitrators in Palm Beach County, Florida all of whom shall be members of the bar of the state of Florida, actively engaged in the practice of law for at least ten (10) years. Either Party hereto may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy otherwise resolved. Either Party may, without waiving any remedy under this Pledgor Royalty Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the arbitral tribunal’s determination of the merits of the controversy. Each party shall bear its own costs, expenses and attorney fees and an equal share of the arbitrators’ and administrative fees of arbitration. Except as may be required by law, neither a party nor an arbitrator may disclose the existence content or results of any arbitration hereunder without the prior written consent of the Parties. All documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy, available for the inspection only of the Parties to this Royalty Agreement and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in secrecy until such information shall become generally known. In consideration for and as a material condition of this Pledgor Royalty Agreement, each Party agrees that final and binding arbitration is the exclusive means for resolving any claim or controversy arising out of or related to this Royalty Agreement. This Pledgor Royalty Agreement is a waiver of all rights the Parties may have to a civil court action. Accordingly, only an arbitrator, not a judge or jury, will decide the dispute, although the arbitrator has the authority to award any type of relief that could otherwise be awarded by a judge or jury.

ARTICLE 10.2 JOINT AND SEVERAL OBLIGATIONS. All obligations of NutraLife and PhytoChem under the Transaction Documents are joint and not several. All obligations of the Pledgor are several and not joint under the Transaction Documents, and in no event shall the Pledger have any liability or obligation with respect to the acts or omissions of the Company or any other party to this Agreement.

ARTICLE 10.3 FURTHER ASSURANCES. Upon Pledgor’s reasonable request, the Company and Purchaser shall, at the Company’s sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this P Pledgor Royalty Agreement.

ARTICLE 10.4 ENTIRE AGREEMENT. This Pledgor Royalty Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

ARTICLE 10.5 HEADINGS. The headings in this Agreement are for reference only and do not affect the interpretation of this Pledgor Royalty Agreement.

ARTICLE 10.6 AMENDMENT AND MODIFICATION. No amendment to this Pledgor Royalty Agreement is effective unless it is in writing and signed by each Party.

ARTICLE 10.7 WAIVER. No waiver under this Pledgor Royalty Agreement is effective unless it is in writing and signed by the Party waiving its right. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated and does not operate as a waiver on any future occasion. None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Pledgor Royalty Agreement: (a) any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Pledgor Royalty Agreement; or (b) any act, omission or course of dealing between the Parties.

ARTICLE 10.8 WAIVER OF CONFLICTS. The Company acknowledges that the Pledgor, Brenda Hamilton and her law firm, Hamilton & Associates Law Group, P.A has in the past performed, and may continue to perform, legal and/or consulting services for the Company in connection with the Transaction Documents and the matters and transactions described in the Transaction Documents well as in matters unrelated to the Transaction Documents. Accordingly, the Company hereby acknowledges that it has been advised by Brenda Hamilton & Hamilton & Associates Law Group, P.A. to seek the advice of independent legal counsel in connection with the Transaction Documents and transactions contemplated thereby including the Pledge Agreement, Mortgage and Pledgor Royalty Agreement in which Brenda Hamilton is a party. Additionally, the Company and each acknowledge that they have had an opportunity to ask for information relevant to this disclosure and has consulted with independent legal counsel or has had the opportunity to do so and gives its informed consent to Brenda Hamilton & Hamilton & Associates Law Group, P.A. representation of and/or performance of services for the Company in the connection with the Transaction Documents and transactions contemplated thereby.

ARTICLE 10.9 EQUITABLE REMEDIES. Each Party acknowledges and agrees that (a) a breach or threatened breach by such Party of any of its obligations would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to such Party at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that such Party will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section.

ARTICLE 10.10 SEVERABILITY. If any provision of this Pledgor Royalty Agreement is invalid, illegal or unenforceable, the balance of this Pledgor Royalty Agreement shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of the Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Pledgor.

ARTICLE 10.11 COUNTERPARTS. This Pledgor Royalty Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Pledgor Royalty Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Pledgor Royalty Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Pledgor Royalty Agreement on June 6, 2019.

NUTRALIFE BIOSCIENCES, INC.

By:	By:
Edgar Ward, Chief Executive Officer	Brenda Hamilton, an individual

PHYTOCHEM TECHNOLOGIES, INC.

By:
Edgar Ward, Chief Executive Officer

Address for Notice:	Address for Notice:
NutraLife Biosciences, Inc.	1576 Fan Palm Road Boca Raton Fl 33432
Attn: Edgar Ward, Chief Executive Officer	Phone: 561-416-8956
6601 Lyons Rd. L-6, Coconut Creek, Fl. 33432	Email: bhamilton@securitieslawyer101.com
Telephone: 561-212-3816
Email: edgar@NutraFuels.com